Exhibit 10.74

Friday 9th November, 2012

Stanley A. Plotkin, M. D.

Vaxconsult

4650 Wismer Road,

Doylestown, PA 18902

Tel: (215) 297-9321

Email: Stanley.plotkin@vaxconsult.com

Dear Dr. Plotkin,

Dynavax Technologies Corporation (“Dynavax”) desires to obtain your services as a consultant. You agree to provide such services in accordance with the following terms and conditions.

1.	Services.

At times agreeable to you and as requested by Dynavax, you will make available your services and undertake consulting for a period of 12 months, commencing on the date first listed above (the “Effective Date”) and subject to renewal as provided in Section 4. No services shall be performed by you prior to the written request by Dynavax to perform such services.

2.	Compensation and Expense Reimbursement.

As compensation for your services, Dynavax shall pay you $ 500.00 per hour, not to exceed $120,000.000 for services rendered.

In addition, you shall be reimbursed for air travel (Economy Class), and all reasonable living expenses, including but not limited to car rental, meals and lodging incurred by you when associated with the rendering of your services at locations away from your home area, subject to the prior written approval of Dynavax. You shall be solely responsible for all other expenses incurred in the performance of your services under this Agreement.

Dynavax shall make all payments to you hereunder within thirty (30) days of receipt of an invoice from you itemizing your hours spent providing services hereunder and permitted expenses, including receipts for incidental expenses in excess of $25.00.

All payments, including reimbursements for actual expenditures, shall be included in your gross income as compensation for services rendered and accordingly reported on your IRS Form 1099.

You shall be responsible for payment of all taxes, including Social Security taxes, on income earned under this Agreement as none will be withheld by Dynavax.

Your invoices shall be mailed to Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, CA 94710, Attn: Accounts Payable or emailed to accountspayable@dynavax.com.

3.	Independent Contractor.

It is agreed that you are to have complete freedom of action as to the details, methods, and means of performing services hereunder. It is further understood that you are retained and have contracted with Dynavax only for the purposes and to the extent set forth in this Agreement, and your relation to Dynavax shall, during the period of your retainer and service, be that of an independent contractor, and you shall be free to dispose of such portion of your entire time, energy, and skill as you are not obligated to devote to Dynavax in such manner you see fit and to such persons, firms, or corporations as you deem advisable, so long as same does not create a conflict of interest between Dynavax and such other persons, firms, or corporations.

You shall not be considered under the provisions of this Agreement or otherwise as having status as an employee of Dynavax, nor shall you be entitled hereafter to participate in any plans, arrangements, or distributions by Dynavax relating to any pension, deferred compensation, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since you are performing the services as an independent contractor.

4.	Contract Period.

This Agreement becomes effective as of the Effective Date and will continue in effect for 12 months. It is provided, however, that either you or Dynavax may terminate this Agreement at any time during its term by giving at least one (1) month’s written notice. At Dynavax’s option, this Agreement shall be extendible for an additional 12 months under terms herein provided. Upon any notice of termination, you agree to discontinue any services performed for Dynavax under this agreement, unless otherwise agreed to between you and Dynavax.

Termination of this Agreement shall not affect (i) Dynavax’s obligation to pay for services previously rendered by you or expenses reasonably incurred by you for which you are entitled to reimbursement under Section 3 of this Agreement, or (ii) your obligations to Dynavax under Sections 5, 6 and the first paragraph of Section 10 of this Agreement

5.	Non-disclosure of Confidential Information.

a.          By signing below, you recognize and acknowledge that certain technical and non-technical knowledge and information which you will acquire or develop relating to Dynavax’s business, including, without limitation, patents, copyrights, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Dynavax and its suppliers and customers, and their respective information concerning research, experimental work, development, design details, clinical trials, and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information (collectively, “Confidential Information”) are the valuable property of Dynavax.

b.          You covenant and agree that, without the prior written consent of Dynavax, you will not use, disclose, divulge or publish any Confidential Information at any time during the term hereof or thereafter except as may be necessary to perform the services under this Agreement; provided, however, that you shall not be obligated to treat as confidential, any Confidential Information that you can prove through your own written documentation that (i) was publicly known at the time of disclosure to you, (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to Dynavax by you, or (iii) was lawfully disclosed to you by a third party. In the event a court or governmental agency legally compels you to disclose Confidential Information, you shall promptly inform Dynavax of the compelled disclosure, so that Dynavax may seek a protective order or other remedy or waive compliance with this Agreement, or both. In any event, you shall limit any compelled disclosure of Confidential Information to that legally required.

c.          You agree that any disclosure of Confidential Information will only be such as is reasonably necessary to the performance of the services under this Agreement and, if applicable, will only be to your employee’s and assistants who are bound by written agreements with you to maintain the Confidential Information in confidence.

d.          You also agree not to disclose to Dynavax, or use in connection with your efforts for Dynavax, any Confidential Information belonging to any third party, including your prior employers, or any prior inventions made by you and which Dynavax is not otherwise legally entitled to learn of or use.

e.          Upon termination of your service hereunder you are to promptly deliver to Dynavax all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof including computer files), and all other property, materials or equipment that belong to Dynavax or its customers, prospects or suppliers.

6.	Intellectual Property.

a.          You agree to assist Dynavax in any reasonable manner to obtain and enforce for Dynavax’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property (defined below), and you agree to execute, when requested, patent, copyright or similar applications and assignments to Dynavax and any other lawful documents deemed necessary by Dynavax to carry out the purposes of this Agreement with respect thereto. In the event that Dynavax is unable for any reason to secure your signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefor upon you (which shall refer to the provisions of this paragraph), you hereby irrevocably designate and appoint Dynavax and its duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by you.

b.          “Intellectual Property” includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work, that you, solely or jointly with others, make, conceive or reduce to practice that result from your services for Dynavax under this Agreement. All right, title and interest of every kind and nature whatsoever in and to the Intellectual Property made, discussed, developed, secured, obtained or learned by you during the term of this Agreement, or the 60-day period immediately following termination of this Agreement, are hereby assigned to Dynavax, and shall be the sole and exclusive property of Dynavax for any purposes or uses whatsoever, and shall be disclosed promptly by you to Dynavax. All copyrightable material shall constitute works for hire.

7.	Freedom of Action.

It is agreed that your rendering of services under this Agreement shall in no way conflict or interfere with your existing job responsibilities.

8.	Injunctive Relief.

If you breach or threaten to commit a breach of any of the provisions of Sections 5 or 6 or the first paragraph of Section 10 below (collectively, the “Restrictive Covenants”), Dynavax shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without the need to post bond or other security), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Dynavax and that money damages would not provide an adequate remedy to Dynavax. Dynavax shall also have any other rights and remedies available to Dynavax under law or in equity.

9.	General Conditions.

You agree that for a period of one (1) year following termination of this Agreement, you will not (i) call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, business or patrons of Dynavax; or (ii) employ, solicit or attempt to solicit for employment any person who is then an employee of or consultant to Dynavax or who was an employee of or consultant to Dynavax.

If any provision of this Agreement shall be declared invalid, illegal or un-enforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

The term, Dynavax, as used herein, shall include any subsidiary or affiliate of Dynavax Technologies Corporation.

This Agreement shall be binding upon you, your heirs, executors, assigns and administrators and shall inure to the benefit of Dynavax, its successors and assigns.

This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any dispute regarding the interpretation or validity of, or otherwise arising out of this Agreement, shall be subject to the exclusive jurisdiction of the California State Courts in and for Alameda County, California or, in the event of federal jurisdiction, the United States District Court for the Southern District of California sitting in Alameda County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts

10.	Prior Agreements.

This Agreement shall replace any prior agreement between you and Dynavax relative to your services as a consultant, and this Agreement contains the entire understanding of the parties. Further, it shall be amended only in writing agreed to by both parties and shall not be assignable by you.

Please indicate your acceptance of the foregoing by signing in the space provided below and returning one original letter to my attention.

Sincerely,

DYNAVAX TECHNOLOGIES CORPORATION

/s/ Dr. J. Tyler Martin

President and Chief Medical Officer

ACCEPTED AND AGREED TO THIS 14th DAY OF NOVEMBER, 2012

By:	/s/ Stanley Plotkin

Tax Identification Number: